AMENDMENT TO LOAN AND STANDBY TRUST AGREEMENT

     This Amendment to the Loan and Standby Trust Agreement dated as of October 28, 1996 (the "Loan Agreement", respecting those certain Class A Notes of Ministry Partners Investment Corporation (the "Company") is made on this 28th day of February, 1997 by the parties thereto.

                             PREFACE

     A. The Loan Agreement was entered into by the Company, the Holders of the Company's Class A Notes (the "Holders") and any Trustee who may be subsequently appointed by the Holders and who adopts and agrees to be bound by the terms and conditions of the Loan Agreement.

     B. In order to avoid confusion with general accounting terms, the Company and the Holders believe that it is advisable to change the terms "Net Worth" and "Tangible New Worth" as used in the Loan Agreement to "Adjusted Net Worth" and "Tangible Adjusted Net Worth", respectively. Also, an uncertainty has arisen as to whether the "Net Worth" of the Company as defined in the Loan Agreement includes the amount of all contracted for financing expressly subordinated in right to payment on a current basis to the Class A Notes whether or not such financing has been funded. The Company and the Holders intend that all such committed subordinated financing, whether or not funded, shall be so included.

     C. Pursuant to Article VI, Section A of the Loan Agreement, the Company and the Holders owning all of the outstanding principal amount of the Class A Notes may by supplemental agreement amend the Loan Agreement to change the covenants of the Company set forth therein.

     D. The Company and the Holders now desire, by this supplemental agreement, to amend the Loan Agreement as set forth below.

                            AMENDMENT

          1.   The definition of "Net Worth" set forth in Section
A of Article I of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

     "Adjusted Net Worth" means the sum of (I) the consolidated equity of the common stockholders of the Company and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity's most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of any loan ECCU or any other lender is contractually obligated to loan to the Company, but only to the extent

                          EXHIBIT 4.4
     such loan amount is expressly subordinated in right to payment on current basis to the Class A Notes. For purposes of computing Adjusted Net worth, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent that GAAP would require any different treatment."

          2. The definition of "Tangible Net Worth" set forth in Section A of Article I of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

          ""Tangible Adjusted Net Worth" means the Adjusted
          Net Worth of the Company less the Company's tangible assets, if any".

          3.   The term "Net Worth" set forth in the Loan
Agreement is hereby changed to "Adjusted Net Worth".

          4. The term "Tangible Net Worth" set forth in the Loan Agreement is hereby changed to "Tangible Adjusted Net
Worth".

          5. Each of the foregoing amendments shall be effective as of January 1, 1997, the parties hereto expressly agreeing that the definitions of Adjusted Net Worth and Tangible Adjusted Net Worth so created hereby shall be effective with respect to all covenants in the Loan Agreement as of January 1, 1997.

          6. Except as herein provided, the Loan Agreement shall remain unmodified and in full force and effect.

          7. This Amendment may be signed in two or more counterparts, and the originals of such counterparts together shall constitute an original document.

     IN WITNESS WHEREOF, the undersigned have executed this First
Amendment as of the day and year hereinabove set forth.

THE COMPANY
MINISTRY PARTNERS INVESTMENT CORPORATION


By:  /s/ John C. Garmo
     John C. Garmo, President








                                        PRINCIPAL AMOUNT
CLASS A NOTEHOLDER       DATE           CLASS A NOTE OWNED

/s/ Lucia P. Orr         2/28/1997      $ 25,000.00
Lucia P. Orr

/s/ Doris M. Wagner      2/25/1997      $147,548.31
Doris M. Wagner

/s/ David Olson          2/24/1997      $  6,294.71
David Olson

/s/ Lois Kienel          2/25/1997      $  1,000.00
Lois Kienel

/s/ Helen Collins        2/27/1997      $  2,000.00
Helen Collins

/s/ Bud Schaeffer        2/26/1997      $ 20,000.00
Bud Schaeffer